Exhibit 5.1

July 26, 2021

BiomX Inc.

22 Einstein St. Floor 5,

Ness Ziona 7414003, Israel

Re: Sale of Common Stock pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (File No. 333-251151, the “Registration Statement”), the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed or to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by BiomX Inc. (the “Company”), with respect to the sale of 3,750,000 immediately separable units (each, a “Unit”), with each Unit consisting of one share (each, a “Share”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and one warrant to purchase 0.75 of one Share (each, a “Warrant” and each Share underlying a Warrant, a “Warrant Share”). The Units, Shares, Warrants and Warrant Shares (collectively, the “Securities”) are covered by the Registration Statement and are to be offered and sold in the manner described in the Prospectus Supplement, pursuant to a securities purchase agreement dated the date hereof between the Company and the purchasers named therein (the “Purchase Agreement”).

We are acting as counsel for the Company in connection with the registration and sale of the Securities. We have examined signed copies of the Registration Statement and Prospectus Supplement filed or to be filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinions with respect to the laws of any other jurisdiction. We express no opinion herein concerning the federal laws of the United States of America or any state securities or blue sky laws.

BiomX Inc.

July 26, 2021

Our opinions set forth below with respect to the validity or binding effect of any Security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Units, have been duly and validly authorized and, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Prospectus Supplement and the Purchase Agreement, including the receipt by the Company of the consideration therefor, will be legally binding obligations of the Company, enforceable in accordance with their terms; (ii) the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Prospectus Supplement and the Purchase Agreement, including the receipt by the Company of the consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable securities of the Company; (iii) the Warrants have been duly and validly authorized and, upon their issuance, delivery and payment therefor in the manner contemplated by the Prospectus Supplement and the Purchase Agreement, will be valid and binding obligations of the Company; and (iv) following (a) execution and delivery by the Company pursuant to the terms of the Purchase Agreement, and (b) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares and issuance of the Warrant Shares, such Warrant Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered to you in connection with the Registration Statement, and is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP